                                                                    EXHIBIT 10.1


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                            DATED AS OF JUNE 30, 1999
                            BY AND BETWEEN THQ INC.,
                     A DELAWARE CORPORATION (THE "COMPANY"),
                     AND BRIAN J. FARRELL (THE "EXECUTIVE")

                            ------------------------


         The parties hereto desire to replace the Executive's existing employment agreement with the Company with this Agreement and to provide for the Executive's continued employment by the Company in accordance with the terms and provisions set forth below:

         NOW, THEREFORE, the parties agree as follows:

         1. EMPLOYMENT: TERM.

         The Company will continue to employ the Executive, and the Executive will continue to work for the Company, as its President and Chief Executive Officer until December 31, 2001, unless sooner terminated in accordance with
Section 7 hereof. Such period, together with the period of any extension or renewal of such employment, is referred to herein as the "Employment Period."

         2. DUTIES.

         During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company and of its subsidiaries and affiliated companies, and perform such further duties as shall, from time to time, be reasonably delegated or assigned to the Executive by the Board of Directors of the Company consistent with his position and abilities.

         3. DEVOTION OF TIME.

         During the Employment Period, the Executive shall: (i) expend substantially all of his working time for the Company; (ii) devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and (iii) not take part in activities reasonably known by the Executive to be detrimental to the best interests of the Company.


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         4. COMPENSATION.

            4.1 In consideration for the services to be performed by the Executive during the Employment Period hereunder, the Company shall compensate the Executive at an annual base salary (payable at the normal pay periods of the Company) during the Employment Period of $300,000, commencing January 1, 1997, which amount increased to $360,000 commencing January 1, 1999. The base salary shall be subject to annual review commencing at the end of 1999 and at the end of each year thereafter, and may be increased (but not decreased) for subsequent years.

            4.2 In addition to the annual base salary payable to the Executive pursuant to the provisions of Section 4.1 hereof, the Executive is also entitled to a bonus for each fiscal year of the Company commencing during the Employment Period, equal to the lesser of (i) 100% of his annual base salary for that year, or (ii) 4.5% of the Company's net income before taxes for such year (prorated for partial years). Net income before taxes shall be determined by the independent public accountants for the Company in accordance with generally accepted accounting principles consistently applied.

            4.3 The Executive shall also be eligible for awards of options and any other stock or equity based awards that may be available to executives of the Company.

         5. EXPENSES; ADDITIONAL BENEFITS; INDEMNIFICATION.

            5.1 The Executive shall receive an automobile allowance for the use of any automobile owned or leased by him, consistent with the Company's past practices.

            5.2 The Company shall pay directly, or reimburse the Executive for all other reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement. For such purpose, the Executive shall submit to the Company itemized reports of such expenses in accordance with the Company's policies.

            5.3 The Executive shall be entitled to paid vacations during the Employment Period in accordance with the Company's then prevalent practices for executive employees; provided, however, that the Executive shall be entitled to such paid vacations for not less than four (4) weeks per annum.

            5.4 The Executive shall be entitled to participate in, and to receive benefits under, any employee benefit plans of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans) as may exist from time to time for its executive employees. Subject to the limitation contained in Section 5.7 below, the Company shall make the maximum pension and profit sharing contribution for the Executive legally permitted to be made by an employer and shall permit the Executive to contribute the maximum pension and




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

profit sharing contribution legally permitted to be made by an employee, equaling an aggregate of $30,000 (the current maximum allowable payment) each year during the Employment Period.

            5.5 The Company shall provide to the Executive, and (subject to the limitation contained in Section 5.7 below) pay the premiums therefor, insurance on the Executive's life in an amount equal to $1,500,000 as well as disability insurance for the Executive during the Employment Period and for a period of twelve (12) months thereafter, each of which shall have the coverage reasonably requested by the Executive; provided, however, that the foregoing coverage shall be subject to any insurance examinations of the Executive required by the insurer. The Executive shall designate the beneficiaries under the disability and life insurance policies.

            5.6 As a director and officer of the Company, the Executive shall be entitled to the benefits of all provisions of the Articles of Incorporation of the Company, as amended, and the Bylaws of the Company, as amended, that provide for indemnification of officers and directors of the Company. No such provisions shall be amended in any way to limit or reduce the extent of the indemnification available to the Executive as an officer or director of the Company.

         In addition, to the fullest extent permitted by law, the Company shall indemnify and save and hold harmless the Executive from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys' fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by the Executive's willful breach of the express provisions of this Agreement) to the extent that the Executive is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against the Executive (whether or not in the right of the Company), by reason of the fact that he was or is a director or officer, or acted in such capacity on behalf of the Company, or by reason of or arising out of or resulting from entering into this Agreement or the rendering of services by the Executive pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion. The Company shall advance to the Executive on demand all reasonable expenses incurred by the Executive in connection with the defense or settlement of any such claim, action, suit or proceeding, and the Executive hereby undertakes to repay such amounts if and to the extent that it shall be finally adjudged that the Executive is not entitled to be indemnified by the Company under this Agreement or under the provisions of the Certificate of Incorporation or Bylaws of the Company as of the date hereof that govern indemnification of officers or directors of the Company (but giving effect to future amendments that broaden or expand any such indemnification and obligations or right more favorably to the Executive). The Executive shall also be entitled to recover any costs of enforcing his rights under this Section (including, without limitation, reasonable attorneys' fees and disbursements) in the event any amount payable hereunder is not paid within thirty (30) days of written request therefore by the Executive. The rights of the Executive under this Section shall survive the termination of this Agreement and shall be applicable for so long as the Executive may be subject to any claim, demand, liability, cost or expense against which this Section is intended to protect and indemnify him.


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         Notwithstanding anything contained in this Agreement to the contrary, the Company shall, at no cost to the Executive, use its best efforts to at all times include the Executive during the term of the Employment Period and for a period of not less than four (4) years thereafter, as an insured under any directors and officers liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board of Directors shall deem appropriate for coverage of all directors and officers of the Company.

            5.7 The Company's share of the pension and profit sharing contribution referenced in Section 5.4 and insurance premiums referenced in
Section 5.5 shall not exceed in any calendar year an aggregate of $30,000.

         6. RESTRICTIVE COVENANT.

            6.1 During the Employment Period and thereafter, the Executive shall not reveal, divulge or make known to any person, firm, corporation or other business organization, and shall not directly or indirectly use for his own benefit, or for the benefit of anyone else, any secret or confidential information used by the Company in its business, including, without limitation,
(i) pricing information, (ii) the terms of the Company's existing contracts with suppliers, licensors and/or developers, (iii) any material information pertaining to the Company's customers and their requirements, and (iv) any other of the Company's trade secrets, all of which shall be collectively referred to hereafter as the "Confidential Information."

            6.2 The services of the Executive are unique, extraordinary and essential to the business of the Company, particularly in view of the Executive's access to Confidential Information. Accordingly, the Executive agrees that if his employment hereunder shall at any time be terminated voluntarily by the Executive, or by the Company for cause (as defined in Section 7.3), the Executive will not at any time within twelve months of such termination, without the prior written approval of the Board of Directors of the Company, directly or indirectly engage in any business activity competitive with the business of the Company. Furthermore, the Executive agrees that, during such twelve month period, he shall not solicit, directly or indirectly or knowingly affect to the Company's detriment any relationship of the Company with any customer, supplier, licensor, developer or employee of the Company or knowingly cause any customer, supplier, licensor or developer to refrain from entrusting additional business to the Company. If the employment of the Executive hereunder is terminated by the Company other than for cause, the restraints on the Executive set forth in the preceding two sentences shall be inapplicable. If this Agreement shall not be renewed by either the Company or by the Executive prior to its scheduled expiration date as recited in Section 1, such restraints will apply for the period from January 1, 2002 through March 31, 2002.

            6.3 In the event that any of the provisions of Section 6.1 and 6.2 hereof shall be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in any such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.




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            6.4 As used in this Section 6, the term "Company" shall mean and include any and all subsidiaries of the Company which either now exist or which may hereafter be organized.

            6.5 The Executive hereby acknowledges and agrees that, in the event he shall violate any provisions of this Section 6, the Company will be without an adequate remedy at law and accordingly, will be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in any action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which it may have at law or in equity.

         7. EARLIER TERMINATION.

            7.1 The Executive's employment hereunder shall automatically be terminated upon the death of the Executive or the Executive's voluntarily leaving the employ of the Company. In addition, the Executive's employment by the Company may be terminated by the Company as follows:

                7.1.1 Upon thirty (30) days' prior written notice by the Company, in the event of the Executive's disability as set forth in Section 7.2 below; or

                7.1.2 Upon thirty (30) days' prior written notice by the Company, in the event that the Company terminates the Executive's employment hereunder for cause as set forth in Section 7.3 below.

         7.2 The Executive shall be deemed disabled hereunder if in the opinion of the Board of Directors of the Company, as confirmed by competent medical advice, he shall become physically or mentally unable to perform his duties for the Company hereunder and such incapacity shall have continued for any period of six (6) consecutive months.

         7.3 For purposes hereof, "Cause" shall be limited to the following: (a) the Executive's willful malfeasance or gross negligence; (b) any material misrepresentation or concealment of a material fact made by the Executive in connection with this Agreement; or (c) the material breach of any covenant made by the Executive hereunder.

         Notwithstanding the foregoing, termination by the Company for Cause shall not be effective until and unless (i) in the event of any acts or circumstances alleged to be a basis for termination that is capable of cure by the Executive, the Executive is given written notice by the Board of such alleged acts or circumstances, and such alleged acts or circumstances shall not have been cured by the Executive within 20 days of receipt of such notice to the satisfaction of the Board in the exercise of its reasonable judgment (or, if within such 20-day period the Executive commences and proceeds to take all reasonable actions to effect such cure, within such reasonable additional time period (no longer than 60 days) as may be necessary), (ii) notice of intention to terminate for Cause has been given by the Company within four months after the Board learns of



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the act, failure or event constituting "Cause" and (iii) the Board has voted (at a meeting of the Board duly called and held as to which termination of the Executive is an agenda item) by a majority vote to terminate the Executive for Cause after the Executive has been given notice of the particular acts or circumstances which are the basis for the alleged termination for Cause and has been afforded at least 20 days notice of the meeting and an opportunity to present his position in writing and the Board has given notice of termination to the Executive within three days thereafter, and (iii) if the Executive has commenced an expedited arbitration in the manner prescribed below within 15 days after such notice of termination, disputing the Company's right under this Agreement to terminate for Cause, the Arbitrator shall have determined that the Executive is terminable for Cause. Unless a majority of the Board at the time of the giving of such notice of termination is then comprised of persons other than Jeffrey C. Lapin, Bruce Jagid, Lawrence Burstein, L. Gregory Ballard, James
Whims and L. Michael Haller, then upon the giving of such notice of termination, the Executive (x) shall be deemed suspended with pay until he shall be deemed to have been terminated for Cause hereunder or until the Arbitrator shall have determined that the Executive is not terminable for Cause and (y) while suspended, the Executive shall cease to act as an executive of the Company and shall depart the premises of the Company. If the Executive or his representative fails to file a demand for arbitration with the American Arbitration Association and file the requisite fees pursuant to Rule 4 of the national Rules within 15 days of receipt of notice of termination from the Board, and diligently pursue such proceeding in accordance with the procedures set forth in Section 15 hereof, such termination shall be conclusively presumed to have been for Cause.

         7.4 In the event that the Executive's employment shall be terminated due to the Executive's death or disability, then the Company shall within 20 days of such termination pay to the Executive or his personal representative, as the case may be, severance pay in a lump sum amount equal to his then annual base salary, as set forth in Section 4 hereof, for a period of twelve months from the date of such termination. If, however, subject to the provisions of Sections 7.5 and 7.6 hereafter, this Agreement shall be terminated for any other reason whatsoever, then the Company shall not obligated to make any severance payments whatsoever to the Executive hereunder, except the compensation set forth in Section 4 hereof which shall have accrued but be unpaid at the effective time of termination.

         7.5 In the event that the Executive's employment shall be terminated due to the Executive's death or disability, effective as of the date of such termination all Options (as herein after defined) not previously fully vested shall become immediately vested and exercisable (not withstanding any provision of the Company's stock option plan(s) to the contrary). The Options shall be exercisable for the full Option term as is provided in such plan(s) and/or the agreement(s) pursuant to which the Options were granted, notwithstanding any subsequent events.

         7.6 Notwithstanding any other provision herein, in order to protect the Executive against the possible consequences and uncertainties of a Change of Control (as hereinafter defined) of the Company and thereby induce the Executive to remain in the employ



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of the Company, the Company undertakes the obligations and makes the agreements set forth in Exhibit I to this Agreement (which provisions are hereby incorporated herein).

         8. NO REQUIREMENT OF RELOCATION.

         The Company expressly agrees that the Executive, as a condition of his employment, need not relocate his residence from the community in which he presently resides. Any demand or requirement by the Company that the Executive principally perform his duties at a location or office that requires more than an additional hour of one-way commutation time than the Executive currently experiences shall, in the absence of the Executive's consent (which may be withheld for any reason), constitute a termination without cause by the Company of the Executive's employment thereunder.

         9. SERVICES AS DIRECTOR.

         During the Employment Period, the Executive shall, if elected or appointed, serve as a Director of the Company and/or any subsidiary of the Company upon such terms as shall be mutually agreed upon by the Executive and the Company.

         10. ASSIGNMENT.

         This Agreement, as it relates to the employment of the Executive, is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated, except as otherwise set forth herein. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all of the outstanding share of the Company's capital stock or all or substantially all of the assets of the Company.

         11. RIGHT TO PAYMENTS.

         The Executive shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. To the extent permitted by law, the Executive shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Executive shall be for the sole personal benefit of the Executive, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Executive.

         12. NOTICES.

         For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have


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been duly given when delivered or three days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the residence address of the Executive maintained from time to time by the Company; and if to the Company, to its chief executive office, addressed to the attention Vice President - Finance; (ii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. GOVERNING LAW.

         This Agreement shall be governed by and construed and enforced in accordance with the internal laws of California without reference to conflicts of laws, principles or rules.

         14. WAIVER.

         The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provisions were not embodied therein.

         15. ARBITRATION.

         Except as provided below, in the event of any controversy, dispute or claim arising out of or related to this Agreement or the Executive's employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by expedited arbitration in accordance with the National Rules of the American Arbitration Association governing employment disputes, subject to the following:

         15.1 The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the American Arbitration Association (the "Association") chosen by Executive and the Company each in turn striking a name from the list until one name remains.

         15.2 The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement.

         15.3 The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of the this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award



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or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

         15.4 The Arbitrator shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. In addition, the Arbitrator shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their continuing performance of this Agreement. The Arbitrator's written decision shall be rendered within sixty days of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

         15.5 The arbitration shall take place in Los Angeles, California.

         15.6 The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

         15.7 The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

         15.8 The Arbitrator may order a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing.



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         15.9 Notwithstanding the dispute resolution procedures contained in this Section 15, either party may apply to any court having jurisdiction (i) to enforce this Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 15, or (iv) to enforce or interpret the Company's obligations, or to resolve any other dispute that arises, in whole or in part, under the provisions set forth in Exhibit I hereto.

         16. ATTORNEYS' FEES.

         If any contest or dispute shall arise under the provisions of this Agreement or involving the failure or refusal of the Company to perform fully in accordance with the terms of this Agreement, the Company bear the expense of, and shall pay and advance to the Executive, on a current basis, all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest in an amount equal to the prime or reference rate of the Company's principal bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive's statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, (i) the Company shall be entitled to deduct and withhold from any funds payable by the Company to the Executive the amount advanced to the Executive pursuant to this Section 16, and (ii) to the extent not deducted by the Company in such manner, the Executive shall be required to reimburse the Company, in twelve equal monthly installments commencing 30 days after such resolution, such amount.

         17. HEADINGS.

         The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

         18. ENTIRE AGREEMENT.

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement replaces the Executive's existing employment agreement in its entirety and supersedes any other prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement; provided, however, that it is the intention of the parties that this Agreement shall be interpreted and applied in conjunction with the term of any option, warrant or other right now in existence or hereinafter granted to the Executive to acquire shares of capital stock of the Company. In the event of any conflict, however, the terms of this



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

Agreement shall govern and prevail. This Agreement may be amended only in a writing executed by the parties hereto affected by such amendment.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.



                                        THQ INC., a Delaware Corporation


                                        By: /s/ Fred Gysi
                                            -----------------------------------
                                            Fred Gysi, Vice President -
                                            Finance and Administration



                                            /s/ Brian J. Farrell
                                            -----------------------------------
                                            BRIAN J. FARRELL





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                 EXHIBIT I: CHANGE OF CONTROL SEVERANCE BENEFITS


         Preliminary Statement: This Exhibit I is attached to and made a part of the Amended and Restated Employment Agreement, dated as of June 30, 1999, between THQ Inc. and Brian J. Farrell (the "Employment Agreement"). The Employment Agreement provides for the employment of the Executive by the Company as an employee of the Company through December 31, 2001 (unless such employment is extended by agreement of the parties or is sooner terminated as provided in the Employment Agreement), and provides for certain bases upon which the Executive's employment may be terminated by the Company "for cause." For the purposes of integrating and clarifying the rights of the Executive and the obligations of the Company under this Exhibit and the other provisions of this Employment Agreement in the event of the termination of the Executive's employment, the following shall apply:

         A. In the event of any termination of the Executive's employment prior to or following the Termination Period, or in the event of any termination of the Executive's employment during the Termin ation Period by reason of a Non-Qualifying Termination, the provisions of this Exhibit that provide or grant to the Executive certain compensation, benefits, rights and remedies shall not be applicable; and the rights and remedies of the Executive shall be governed solely by the other provisions Employment Agreement (to the extent then in effect) and/or any other written agreements that may be entered into between the Executive and the Company and then in effect.

         B. In the event of any termination of the Executive's employment during the Termination Period other than by reason of a Non-Qualifying Termination:

                  (i) the Executive shall be entitled to the benefits set forth in Section 3.2 of this Exhibit; and

                  (ii) the Executive shall have the right to elect whether to receive (i) the amounts that would then be payable by the Company pursuant to Section 3.1 of this Exhibit, or (ii) the amounts in respect of salary and bonus that would then be payable by the Company pursuant to the other provisions of the Employment Agreement (to the extent then in effect) and/or any other written agreements that may be entered into between the Executive and the Company and then in effect. Employee shall make such election by notifying the Company in writing not later than 60 days after the termination of his employment, and such election shall be binding on the Executive and his successors and assigns and shall be irrevocable. In the event that the Executive fails to make such election within such time, the Executive shall be deemed to have made the election to receive the payments that would then be payable by the Company pursuant to this Exhibit.

         C. In the event of any inconsistency or conflict between any provision of this Exhibit, on the one hand, and (i) any other provision of the Employment Agreement, any provision of the stock option plan(s) or agreements(s) pursuant to which the Options are issued, on the other hand, the provision that provide the greater protection, benefit or remedies to the Executive (as determined by the Executive) shall prevail.

         1. Definitions. The terms defined in Annex I hereto shall have the respective meanings set forth therein.

         2. Effect of Change of Control on Stock Options.

             2.1 Effective as of the date a Change of Control shall occur, all Options not previously fully vested shall become immediately vested and exercisable (notwithstanding any provision of the Company's stock option plan(s) to the contrary). The Options shall be exercisable for the full Option term as is provided in such plan(s) and/or the agreement(s) pursuant to which the Options were granted, notwithstanding any subsequent events.

             2.2 In lieu of exercising or retaining his right to exercise the Options, the Executive may elect to surrender to the Company his rights in the Options (whether or not then exercisable) and, upon such surrender, the Company shall pay to the Executive an amount in cash per share equal to the difference between (i) the aggregate exercise price of such surrendered Options, and (ii) the greater of (A) the average price per share paid in connection with the Change in Control if such control is acquired by the payment of cash, or the then fair market value per share of the consideration paid if such control is acquired for consideration other than cash, (B) the price per share paid in connection with any tender offer leading to or constituting the Change of Control, or (C) the closing price of the common stock on the Date of Termination on NASDAQ or any other national securities exchange upon which the common stock shall then be listed (or, if such date is not a trading day, on the immediately preceding trading day). For purposes of this Section 2.2, "common stock" shall mean the common stock of the Company or such other securities as may be issuable to the Executive upon exercise of the surrendered Options.

         3. Payments Upon Termination of Employment.

             3.1 If during the Termination Period the employment of the Executive shall terminate other than by reason of a Nonqualifying Termination, the Company shall pay to the Executive (or to the Executive's beneficiary or estate), as compensation for services rendered to the Company:

                  3.1.1 Within 10 days following the Date of Termination, a cash amount equal to the sum of (i) the Executive's annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, and (iii) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; plus

                  3.1.2 A cash amount equal to (i) 2.99 times the Executive's annual base salary from the Company and its affiliated companies in effect at the time the Change of Control occurs, plus (ii) 2.99 times the Executive's annual bonus paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the fiscal year of the Company immediately preceding the fiscal year in which the Change in Control occurs. Such aggregate amount shall be payable, at the election of the Executive (or the Executive's beneficiary or estate) either in a lump sum (subject to any applicable payroll or other taxes required to be withheld) within 10 days following the date of Termination or in 12 equal monthly installments commencing 30 days following the date of Termination. The amounts payable pursuant to this Section 3.1.2, together with any amounts or benefits otherwise payable pursuant to this Exhibit, shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

             3.2 If during the Termination Period the employment of the Executive shall terminate other than by reason of a Nonqualifying Termination, the Executive shall also be entitled to the following:

                  3.2.1 If on the Date of Termination the Executive shall not be fully vested in the employer contributions made on his behalf under the Plan, the Company shall pay to the Executive within 30 days following the Date of Termination a lump sum cash amount equal to the value of the unvested portion of such employer contributions; provided, however, that if any payment pursuant to this Section 3.2.1 may or would result in such payment being deemed a transaction which is subject to Section 16(b) of the Securities Exchange Act, the Company shall make such payment so as to meet the conditions for an exemption from such Section 16(b) as set forth in the rules (and interpretive and no-action letters relating thereto) under Section 16. The value of any such unvested employer contributions shall be determined as of the Date of Termination as provided in clause (ii)(C) of Section 2.2 of this Exhibit.

                  3.2.2 For a period of 12 months commencing on the Date of Termination, the Company shall continue to keep in full force and effect all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

         4. Limitation on Payments by the Company. Solely for the purposes of the computation of benefits under this Exhibit and notwithstanding any other provisions hereof, payments to the Executive under this Exhibit shall be reduced (but not below zero) so that the present value, as determined in accordance with
Section 280G(d)(4) of the Code, of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times the Executive's "base amount," as such term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute "excess parachute payments" within the meaning of the Code. Any payments in excess of the limitation of this Section 4 or otherwise determined to be "excess parachute payments" made to the Executive hereunder shall be deemed to be overpayments which shall constitute an amount owing from the Executive to the Company with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under
Section 1274(d) of the Code, compounded semi-annually, which shall be payable to the Company upon demand.

         5. Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

         6. Termination of Company Obligations. This obligations of the Company set forth in this Exhibit shall terminate only upon (i) the Executive's death, or (ii) termination of the Executive's employment with the Company prior to a Change in Control, notwithstanding any prior expiration of the

Employment Agreement or other event not resulting in the actual termination of Executive's services to the Company.

         7. Successors; Binding Agreement.

             7.1 The obligations of the Company set forth in this Exhibit shall not be terminated by any Reorganization irrespective of whether the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such Reorganization or transfer of assets, the provisions of this Exhibit shall be binding upon the surviving or resulting corporation or the Person to which such assets are transferred.

             7.2 The Company agrees that concurrently with any Reorganization or transfer of assets in which either the Company is not the surviving Person or the surviving Person or successor or transferee is not deemed to assume the Company's obligations set forth in this Exhibit by operation of law, the Company will cause the surviving Person, successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Reorganization or transfer of assets shall be a breach of the Company's obligations to the Executive and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Reorganization or transfer becomes effective shall be deemed the Date of Termination.

             7.3 This Company's obligations set forth in this Exhibit shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, then, unless otherwise provided herein, all such amounts, shall be paid in accordance with the terms of this Exhibit to such Persons appointed in writing by the Executive to receive such amounts or, if no Person is so appointed, to the Executive's estate.

         8. Notices. A written notice of the Executive's Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Exhibit relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). In addition, in the event the Company desires to terminate the Executive's employment for Cause, the Company shall comply with Section 7.3 of the Employment Agreement (if the Employment Agreement is then in effect) or with any applicable provisions of any successor or other employment agreement. The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

         9. Full Settlement; No Mitigation; Resolution of Disputes.

             9.1 The Company's obligation to make any payments provided for in this Exhibit and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or other Persons. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Exhibit, and such amounts shall not be reduced whether or not the Executive obtains other employment.

             9.2 If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his dependents or other beneficiaries, as the case may be, under Sections 2 or 3 hereof, the Company shall pay all amounts, and provide all benefits, to the Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 2 and 3 hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this section except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

         10. Validity. The invalidity or unenforceability of any provision of this Exhibit shall not affect the validity or enforceability of any other provision of this Exhibit, which other provisions shall remain in full force and effect.

         11. Miscellaneous. No provision of this Exhibit may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Exhibit to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Exhibit or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Exhibit. The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Exhibit are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

                                     ANNEX A
                                       TO
                                    EXHIBIT I

                              CERTAIN DEFINED TERMS


         1. "Board" means the Board of Directors of the Company.

         2. "Cause" means, for purposes of this Exhibit (and notwithstanding any other definition of "cause" or "for cause" set forth in the Employment Agreement or any successor agreement thereto or other employment agreement in effect): a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness), which breach is (a) demonstrably willful and deliberate on the Executive's part, (b) is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and (c) is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) the commission by the Executive of a felony involving moral turpitude.

         3. "Change in Control" means the occurrence of any of the following:

             3.1 The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the Outstanding Company Common Stock, or (ii) the combined voting power of the Outstanding Company Voting Securities; provided, however, that the following acquisitions shall not constitute a Change in Control:

                  3.1.1 any acquisition of voting securities of the Company directly from the Company (including any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities), unless such acquisition in connection with a Reorganization;

                  3.1.2 any acquisition by the Company of voting securities of the Company; or

                  3.1.3 any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

         provided further that, for purposes of Section 3.1.2 of this Annex, if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Company Common Stock or 30% or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company of another entity, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control.

             3.2 The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 10% or more of either (i) the Outstanding Company Common

Stock, or (ii) the combined voting power of the Outstanding Company Voting Securities, if such beneficial ownership is deemed by the Board as having or likely to have a material adverse impact on the business, operations or prospects of the Company; provided, however, that the acquisitions set forth in Sections 3.1.1 through 3.1.3 of this Annex shall not constitute a Change in Control.

             3.3 The individuals who, at any time, constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.

         4. "Code" means the Internal Revenue Code of 1986, as amended.

         5. "Date of Termination" means (i) the effective date on which the Executive's employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, or
(ii) if the Executive's employment by the Company terminates by reason of death, the date of death of the Executive.

         6. "Employment Agreement" has the meaning set forth in the Preliminary Statement to this Exhibit.

         7. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         8. "Good Reason" means, unless the Executive expressly consents in writing, the occurrence of any of the following events after a Change in
Control:

             8.1 any removal or involuntary termination of the Executive by the Company otherwise than as expressly permitted by this Exhibit;

             8.2 a reduction by the Company in the Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter, or the Company's failure to pay such salary;

             8.3 any reduction or other adverse change in the title(s), responsibilities or nature of duties of the Executive;

             8.4 any requirement of the Company that the Executive be based anywhere other than in the Los Angeles metropolitan area (or, if at the time of the Change of Control the Executive is based in another metropolitan area, any requirement of the Company that the Executive be based anywhere other than in that metropolitan area);

             8.5 the failure of the Company to:

                  8.5.1 provide the Executive with employee benefit plans, compensation plans, paid vacation and other fringe benefits, and expense reimbursement, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the peer executives of the Company and its affiliated companies after the Change of Control; or

                  8.5.2 provide the Executive and the Executive's dependents welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the peer executives of the Company and its affiliated companies after the Change of Control.

             8.6 the failure of the Company to obtain the assumption agreement as contemplated by Section 7.2 of Exhibit I.

         9. "Incumbent Board" means (i) the individuals who, as of the date hereof, constitute the Board, and (ii) any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, is approved by the vote of at least a majority of the directors then comprising the Incumbent Board; provided, however, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall be deemed to be a member of the Incumbent Board

         10. "Nonqualifying Termination" means a termination of the Executive's employment (i) by the Company for Cause, (ii) by the Executive for any reason other than a Good Reason, (iii) as a result of the Executive's death, or (iv) by the Company due to the Executive's absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive's incapacity due to physical or mental illness (or such other period as may be provided in the Employment Agreement (or any successor agreement thereto), during such times as such agreement is in effect); provided, however, that during the first 180 days after a Change of Control, Executive shall have the right to terminate his employment for any reason or for no expressed reason, and such termination shall not constitute a Nonqualifying Termination.

         11. "Options" means all options, warrants and rights to acquire shares of common stock of the Company, whether pursuant to employee benefit plans or otherwise, granted by the Company to the Executive.

         12. "Outstanding Company Common Stock" means, as of any time, the shares of common stock of the Company outstanding as of that time.

         13. "Outstanding Company Voting Securities" means, as of any time, the securities of the Company entitled to vote generally in the election of directors outstanding as of that time.

         14. "Plan" means the Company's 401(k) Plan or any successor plan.

         15. "Person" means any individual, entity or group, and includes any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

         16. "Reorganization" means reorganization, merger or consolidation to which the Company is a party.

         17. "Termination Period" means the period of time beginning with a Change in Control and ending on the earlier to occur of (i) one year following such Change in Control, and (ii) the Executive's death.




                                      A-3